UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT of 1934

Date of report (Date of earliest event reported):   February 4, 2014

PROS Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	333-141884	76-0168604
(State of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

3100 Main Street, Suite 900
Houston, TX, 77002		(713) 335-5151
(Address of principal executive offices)		(Registrant’s Telephone Number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17CFR230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 4, 2014, PROS Holdings, Inc. (the “Company”) announced that D. Blair Crump had joined the Company on such date as its Chief Operating Officer, a newly created position at the Company. Prior to joining the Company, Mr. Crump, 52, was with salesforce.com, a provider of enterprise cloud computing, where he served as President, Global Enterprise from February 2012 to January 2014. Mr. Crump was at Verizon Business, a provider of advanced IP communications and IT products and services, and served as its group president of worldwide sales and consulting services from 2008 to 2012 overseeing its enterprise, mid-tier, government, and education sales efforts globally. In his previous position as Senior Vice President of Premier and International Sales for Verizon Business, Mr. Crump was responsible for delivering strategic sales and support for Verizon’s enterprise customers throughout the world. Mr. Crump previously served in various sales and marketing positions at MCI, a telecommunications corporation, which was acquired by Verizon in 2006. Mr. Crump holds a B.S. from the Wharton School at the University of Pennsylvania.

There are no family relationships between Mr. Crump and any director, executive officer or person nominated by the Company to become a director or executive officer, and there are no transactions between Mr. Crump or any of his immediate family members, on the one hand, and the Company or any of its subsidiaries, on the other, that would be required to be reported under Item 404(a) of Regulation S-K.

On February 10, 2014, the Company entered into an Employment Agreement (the “Employment Agreement”) with Mr. Crump. Pursuant to the Employment Agreement, Mr. Crump is entitled to an annual base salary of $400,000 and is eligible for an annual bonus of $400,000 upon achievement of targets specified by the Company’s Board of Directors. Mr. Crump’s base salary and annual bonus opportunity are each subject to periodic review by the Company’s Compensation Committee. In the event Mr. Crump’s employment with the Company is terminated by him for good reason, or by the Company without cause Company and he executes a release in favor of the Company, he will be entitled to (i) his full base salary each month for the following 12 months, (ii) any unpaid bonus earned prior to the termination relating to periods preceding the date of termination, (iii) the payment of a bonus at 100% of performance targets, including discretionary components, within the bonus plan in effect as if employed by the Company for twelve months, (iv) health benefits for the following twelve months, and (v) the acceleration of vesting of certain equity awards. Alternatively, if Mr. Crump’s employment is terminated by the Company without cause or if he resigns for good reason within six months prior to, or any time after, a change of control of the Company and he executes a release in favor of the Company, he will receive (i) his full base salary each month for the following 18 months, (ii) any unpaid bonus earned prior to the termination relating to periods preceding the date of termination, (iii) the payment in equal monthly installments, of an aggregate bonus equal to 100% of performance targets, including discretionary components, within the bonus plan in effect as if employed by the Company for eighteen months, (iv) health benefits for the following eighteen months, and (v) the acceleration of vesting of stock options and certain other equity awards with respect to such shares that would have vested following the date of termination. In addition, in the event that the surviving or acquiring entity (or its parent entity) elects to assume, continue or substitute for any then-outstanding equity award or option under the Company's 2007 Equity Incentive Plan (2007 Plan) and Mr. Crump's employment is terminated by the Company without cause or if he resigns for good reason within six months prior to, or any time after, a change of control of the Company, such awards or options shall vest in full. If the surviving or acquiring entity (or its parent entity) elects not to assume, continue or substitute for the equity awards or options due under the 2007 Plan, all outstanding equity awards and options under the 2007 Plan will vest in full and become fully exercisable. Mr. Crump is subject to non-competition and non-solicitation restrictions during the term of his employment and for the 12-month period following the termination of his employment. The foregoing description of the Agreement is qualified in its entirety by reference to the full text of the Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

The Company also intends to enter into the Company’s standard indemnification agreement for officers and directors with Mr. Crump. This agreement requires the Company, among other things, to indemnify the Company’s director or officer against specified expenses and liabilities, such as attorneys' fees, judgments, fines and settlements paid by the indemnitee in connection with any action, suit or proceeding arising out of the indemnitee's status or service as the

Company’s director or officer, and to advance expenses incurred by the indemnitee in connection with any proceeding against the indemnitee with respect to which the indemnitee may be entitled to indemnification by the Company. The foregoing description is qualified in its entirety by the full text of the form of indemnification agreement, which was filed as Exhibit 10.1 to the Company’s Current Report on SEC Form 8-K filed with the Securities and Exchange Commission on August 21, 2013 and is incorporated by reference herein.

Item 9.01    Financial Statements and Exhibits

(d)    Exhibits.

10.1	Employment Agreement by and between PROS, Inc., PROS Holdings, Inc. and D. Blair Crump, dated as of February 10, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROS HOLDINGS, INC.

Date: February 10, 2014

/s/ Damian Olthoff
Damian Olthoff General Counsel and Secretary

EXHIBIT INDEX

10.1	Employment Agreement by and between PROS, Inc., PROS Holdings, Inc. and D. Blair Crump, dated as of February 10, 2014.